SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 30, 2006 (June 27, 2006)

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7775	95-0740960
(State or other jurisdiction of Incorporation)	(Commission File No. )	(I.R.S. Employer Identification Number)

4 North 4th Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As disclosed below under Item 5.03 of this Current Report, the Board of Directors of Massey Energy Company (the “Registrant”) amended its Bylaws to expand the size of the Board by one seat, thereby creating a vacancy. The Governance and Nominating Committee recommended and the Board of Directors approved the appointment of Mr. James B. Crawford as a Class I director to serve until the Annual Meeting of the Registrant’s shareholders in 2009. Mr. Crawford, 63, has been a director since February 7, 2005. He will continue to serve as a member of the Audit Committee, the Governance and Nominating Committee and the Safety, Environmental and Public Policy Committee of the Board of Directors. Mr. Crawford has been a consultant for Evan Energy Investments, LC, a Richmond, Virginia based company with coal interests in China and Venezuela, since February 2004. Since December 2005, he has served as Chairman of InterAmerican Coal Holding N.V., an Evan Energy investment, which produces coal in Venezuela and purchases coal for resale in Columbia. Mr. Crawford previously served as Chairman and Chief Executive Officer of James River Coal Company from its founding in 1988 until March 2003. In late 2002 in the midst of the weakest coal market in more than thirty years, Mr. Crawford recommended to the company’s creditors and long-term customers a plan for financial restructuring of James River Coal Company. The creditors chose not to accept the plan and Mr. Crawford voluntarily resigned on March 17, 2003. On March 25, 2003, James River Coal Company and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Middle District of Tennessee. Mr. Crawford was retired from March 2003 until becoming a consultant to Evan Energy Investments, LC in February 2004. He also is Chair Emeritus and a member of the Board of Trustees of Colby College and Chairman of the Boys and Girls Club of Virginia Foundation.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 27, 2006, the Board of Directors approved an amendment to Section 3.02 of the Registrant’s Bylaws to increase the number of authorized board members from nine to ten. The full text of the Restated Bylaws, as amended as of June 27, 2006, is attached as Exhibit 3.i to this report and is incorporated by reference into this Item 5.03.

Item 8.01. Other Events.

On June 28, 2006 the Registrant announced the certified results of the election held at its Annual Meeting of Shareholders. The independent inspectors of election certified the election of one of the Registrant’s three incumbent Class I board members, Chancellor E. Gordon Gee, to an additional three-year term on the Board of Directors, along with Third Point LLC’s two nominees, Mr. Daniel S. Loeb and Mr. Todd Q. Swanson. The Registrant believes that the election of Third Point’s two nominees resulted from an incorrect treatment of withheld shares by the inspectors of election under the cumulative voting provisions of the Registrant’s charter. The Registrant further believes that if the withheld shares had been treated correctly for cumulation purposes, Third Point would have won only a single seat on the Board and two incumbent directors would have been reelected.

In order to confirm the appropriate treatment of withheld shares, the Registrant is requesting the Delaware Court of Chancery to review the election results and make a final determination. The Registrant will simultaneously ask the Delaware Chancery Court to enter a status quo order to preserve the Board member status of Dr. John C. Baldwin until the court makes its final determination with respect to the contested seat. Dr. Baldwin would have been elected but for, what the Registrant believes to be, the incorrect treatment of withheld shares by the independent inspectors of election. Mr. Crawford is the remaining nominee of the Registrant who was not re-elected at the Annual Meeting.

In addition to the election of directors, the independent inspectors of election certified that the Registrant’s shareholders have approved both the ratification of the appointment of Ernst & Young LLC as the Registrant ‘s independent registered public accounting firm for 2006 and the Massey Energy Company 2006 Stock and Incentive Compensation Plan. The Registrant’s shareholders did not approve amendments to the Restated Certificate of Incorporation and Restated Bylaws to lower the requirement for amendment of the Restated Bylaws from 80% to 67% of the outstanding shares.

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The Registrant’s press release dated June 28, 2006 is attached as Exhibit 99.1 and incorporated by reference into this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
3.i	Restated Bylaws, as amended as of February 21, 2006.

99.1	Press release dated June 28, 2006 issued by the Registrant entitled “Massey Energy Announces Election Results.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSEY ENERGY COMPANY

Date: June 30, 2006	By:	/s/ Thomas J. Dostart
	Name:	Thomas J. Dostart
	Title:	Vice President, General Counsel and Assistant Secretary

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Exhibit Index

3.i	Restated Bylaws, as amended as of June 27, 2006.

99.1	Press release dated June 28, 2006 issued by the Registrant entitled “Massey Energy Announces Election Results”

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